U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

Twardy, Kevin A.
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   (Last)                           (First)                       (Middle)

2185 Three Mile Road, N.W.
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                                    (Street)

Grand Rapids, MI 49544
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

     Bank West Financial Corporation "BWFC"

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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

     ###-##-####

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4.   Statement for Month/Year

     November 2000

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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

     Vice President/CFO
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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock, par value $.01 per share  11/01/00     J,               3,111,     A,                2,049         D
                                                     Q                2,026      D
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Common Stock, par value $.01 per share  11/01/00     J                3,111                        0             I       MRP Trust
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Common Stock, par value $.01 per share                                                             9,147.173     I       ESOP Trust
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Common Stock, par value $.01 per share  11/14/00     B,               11.7555*   A,                595.9616      I       401(k) Plan
                                                     Q                595.9616   D
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J = Represents the vesting of Management Recognition Plan shares and the reclassification from indirect to direct ownership.
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Q = Transfer to spouse in connection with a qualified domestic relations order.
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* = Represents shares puirchased through a 401(k) plan.
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*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).


                                                                          (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Option to purchase                                                              Common   13,500  $0.00    13,500    D
common stock        $6.625                                   11/1/96  11/1/05   Stock
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Option to purchase                                                              Common   22,500  $0.00    22,500    D
common stock        $7.167                                   12/20/97 12/20/06  Stock
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Option to purchase                                                              Common   2,000  $0.00     2,000     D
common stock        $5.75                                     7/24/01  7/24/10  Stock
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/s/ Kevin A. Twardy                                          Noveber 16, 2000
---------------------------------------------            -----------------------
** Signature of Reporting Person                                 Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

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